EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                                  For the Three
                                                  Months Ended
                                                    March 31,
                                                  1997     1996
                                                  ----     ----

Weighted Average Number of Shares                  387      395

Shares Assumed to be Issued on Conversion:
   Warrants                                         18       21
                                                 -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation           405      416

Shares Assumed to be Issued on Conversion:
   Debentures                                        -       11
   Warrants                                          -        1
                                                 -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution               405      428
                                                 =====    =====


Net Income                                       $ 265    $ 243

Dividend Requirements on Preferred Stock             2        2
                                                 -----    -----
Net Income Available
 to Common Shareholders                            263      241

Interest on Convertible
 Debentures, Net of Tax                              -        1
                                                 -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution            $ 263    $ 242
                                                 =====    =====
Earnings Per Share:
  Primary                                        $0.65    $0.58

  Fully Diluted                                   0.65     0.57